================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          ADEZA BIOMEDICAL CORPORATION
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    006864102
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 2004
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)












CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

     [_]    RULE 13D-1(B)

     [_]    RULE 13D-1(C)

     [X]    RULE 13D-1(D)


================================================================================

===================                                           ==================
CUSIP No. 006864102                SCHEDULE 13G               Page 2 of 11 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Alliance Technology Ventures III, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                845,291 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                845,291 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        845,291 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.32%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. 006864102                SCHEDULE 13G               Page 3 of 11 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ATV III Affiliates Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                845,291 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                845,291 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        845,291 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.32%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. 006864102                SCHEDULE 13G               Page 4 of 11 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ATV III Partners, LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                845,291 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                845,291 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        845,291 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.32%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        OO
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. 006864102                SCHEDULE 13G               Page 5 of 11 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Michael A. Henos
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                845,291 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                845,291 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        845,291 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.32%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. 006864102                SCHEDULE 13G               Page 6 of 11 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        J. Connor Seabrook
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                845,291 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                845,291 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        845,291 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.32%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. 006864102                SCHEDULE 13G               Page 7 of 11 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Michael R. Slawson
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                845,291 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                845,291 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        845,291 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.32%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. 006864102                SCHEDULE 13G               Page 8 of 11 Pages
===================                                           ==================


ITEM 1.  (a)  Name of Issuer:

              Adeza Biomedical Corporation


         (b)  Address of Issuer's Principal Executive Offices:

              1240 Elko Drive, Sunnyvale, CA 94089


ITEM 2. (a)  Name of Person Filing:

              (1)  Alliance Technology Ventures III, L.P. ("ATV");
              (2)  ATV III Partners, LLC ("ATV/GP");
              (3)  ATV III Affiliates Fund, L.P. ("ATV/AF");
              (4)  Michael A. Henos ("Henos");
              (5)  J. Connor Seabrook ("Seabrook"); and
              (6)  Michael R. Slawson ("Slawson").

              Henos, Seabrook and Slawson are the individual managers of ATV/GP. The entities and persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

         (b)  Address of Principal Business Office or, if none, Residence:

              The address of the principal business office of each of ATV, ATV/GP, ATV/AF, Henos, Seabrook and Slawson is 8995 Westside Parkway, Suite 200, Alpharetta, GA 30004

         (c)  Citizenship:

              ATV and ATV/AF are limited partnerships organized under the laws of the State of Delaware. ATV/GP is a limited liability company organized under the laws of the State of Delaware. Each of Henos, Seabrook and Slawson is a United States citizen.

         (d)  Title of Class of Securities: Common Stock

         (e)  CUSIP Number: 006864102


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
         NOT APPLICABLE

         (a)  [_]  Broker or dealer registered under section 15 of the Act
         (b)  [_]  Bank as defined in section 3(a)(6) of the Act
         (c)  [_]  Insurance company as defined in section 3(a)(19) of the Act
         (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940
         (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1(ii)(E)
         (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)
         (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G)
         (h) [_] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
         (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
         (j)  [_]  Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

===================                                           ==================
CUSIP No. 006864102                SCHEDULE 13G               Page 9 of 11 Pages
===================                                           ==================


ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)       Amount Beneficially Owned:

                   As of December 31, 2004, ATV is the record holder of 838,269 shares of Common Stock. As of December 31, 2004 ATV/AF is the record holder of 7,022 shares of Common Stock. By virtue of their relationship as affiliated limited partnerships who have an overlapping individual general partner, each of ATV, ATV/GP and ATV/AF may be deemed to own beneficially 845,291 shares of Common Stock (the "Record Shares"). In their capacities as individual managers of ATV/GP, Henos, Seabrook and Slawson may be deemed to own beneficially the Record Shares. Each Reporting Person expressly disclaims beneficial ownership except to the extent of his or its pecuniary interest therein, if any, of any shares of Common Stock, except in the case of (i) ATV for the 838,269 shares which it holds of record and (ii) ATV/AF for the 7,022 shares which it holds of record.

         (b)       Percent of Class: 5.32%*

                  *Calculated based on 15,889,841 shares of Common Stock of the
                   Issuer reported to be outstanding in a Prospectus filed pursuant to Rule 424(b)(4) with the SEC on December 10, 2004.

         (c)       Number of shares as to which such person has:

                   (i)    Sole power to vote or to direct the vote:
                          0 shares
                   (ii)   Shared power to vote or to direct the vote:
                          845,291 shares
                   (iii)  Sole power to dispose or to direct the disposition of:
                          0 shares
                   (iv) Shared power to dispose or to direct the disposition of: 845,291 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|. N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(j).


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         N/A

===================                                          ===================
CUSIP No. 006864102                SCHEDULE 13G              Page 10 of 11 Pages
===================                                          ===================


                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Date:    February 10, 2005



ALLIANCE TECHNOLOGY VENTURES III, L.P.

     By: ATV III PARTNERS, LLC

     By: /s/ Michael A. Henos
         -----------------------------------
         Michael A. Henos
         Manager



ATV III AFFILIATES FUND, L.P.

     By: ATV III PARTNERS, LLC

     By: /s/ Michael A. Henos
         -----------------------------------
         Michael A. Henos
         Manager



ATV III PARTNERS, LLC

     By: ATV III PARTNERS, LLC

     By: /s/ Michael A. Henos
         -----------------------------------
         Michael A. Henos
         Manager


     /s/ Michael R. Slawson
     ---------------------------------------
     MICHAEL R. SLAWSON


     /s/ J. Connor Seabrook
     ---------------------------------------
     J. CONNOR SEABROOK


     /s/ Michael A. Henos
     ---------------------------------------
     MICHAEL A. HENOS

===================                                          ===================
CUSIP No. 006864102                SCHEDULE 13G              Page 11 of 11 Pages
===================                                          ===================

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Adeza Biomedical Corporation.

         EXECUTED this 10th day of February, 2005.



ALLIANCE TECHNOLOGY VENTURES III, L.P.

     By:  ATV III PARTNERS, LLC

     By: /s/ Michael A. Henos
         -----------------------------------
         Michael A. Henos
         Manager



ATV III AFFILIATES FUND, L.P.

By:  ATV III PARTNERS, LLC

By:  /s/ Michael A. Henos
     ---------------------------------------
     Michael A. Henos
     Manager



ATV III PARTNERS, LLC

By:  /s/ Michael A. Henos
     ---------------------------------------
     Michael A. Henos
     Manager


/s/ Michael R. Slawson
--------------------------------------------
MICHAEL R. SLAWSON


/s/ J. Connor Seabrook
--------------------------------------------
J. CONNOR SEABROOK


/s/ Michael A. Henos
--------------------------------------------
MICHAEL A. HENOS